Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of the 21st day of August, 2006 (“Agreement Date”), between Gold Crest Mines, Inc., a Nevada corporation, (“Employer”), and Chris Dail, (“Employee”).

AGREEMENT

1.

Employment.  Employer agrees to employ Employee, and Employee agrees to be so employed, pursuant to the terms and conditions set forth in this Agreement.

2.

Term.  This Agreement begins on August 21, 2006, and continues until August 20, 2008, unless terminated in accordance with this Agreement.

a.

Termination for Cause.  During the Term, Employer may terminate the employment of Employee for “Cause” by giving Employee prior written notice of such termination, with reasonable specificity of the details thereof.  For the purposes of this Agreement, “Cause” shall include but not be limited to (i) Employee’s disregard of lawful instructions of Employer which are consistent with Employee’s position and duties set forth herein; (ii) Employee’s neglect of duties; (iii) Employee’s actions which may reasonably be expected to result in material damage to Employer; (iv) Employee’s abuse of alcohol or other drugs or controlled substances; (v) Employee’s material breach of any of the terms or conditions contained herein; (vi) the conviction of Employee of a felony; (vii) Employee’s theft, embezzlement or misappropriation of funds from Employer, or (viii) other action(s) that Employer reasonably finds to be detrimental to Employer and its operations.  In addition, Employee’s resignation hereunder shall be deemed a termination for “Cause.”  A termination pursuant to Section 2(a)(i), (ii), (iii), (iv), (v), or (viii) shall take effect thirty (30) days after the giving of the notice contemplated hereby unless Employee shall during such thirty (30) day period remedy to the reasonable satisfaction of Employer the misconduct, disregard, abuse, or breach specified in such notice.  A termination pursuant to Section 2(a)(vi) or (vii) shall take effect immediately upon the giving of the notice contemplated hereby.

b.

Termination Without Cause.  A termination of Employee’s employment shall be deemed to be “Without Cause” if Employer terminates Employee’s employment for any reason other than for Cause.

c.

Effect of Termination of Employment.

i.

Termination for Cause.  Upon termination of Employee’s employment pursuant to Section 2(a), Employer shall pay Employee the unpaid portion of any compensation accrued pursuant to Section 4, computed on a pro rata basis to the date of termination.  Health insurance benefits shall terminate at the end of the last month of employment.

1

ii.

Termination Without Cause.  Upon termination of Employee’s employment pursuant to Section 2(b), Employer shall pay Employee the unpaid portion of any compensation accrued pursuant to Section 4, computed on a pro rata basis to the date of termination.  In addition, Employee shall receive the compensation pursuant to Section 4 from the date of termination through the end of the Term, provided that Employee’s entitlement to compensation pursuant to this section shall remain subject to Employee’s continuing performance of any obligations which Employee may have under this Agreement, or any other agreement with Employer, which by their terms survive any termination of employment (including, but not limited to, the obligations contained in Sections 5, 6, and 7).

3.

Duties.  Employee will be employed initially as the Vice President of Exploration of Employer, and in such additional or other capacities and offices as may be assigned by Employer from time to time.  Employee shall diligently and conscientiously devote his full and exclusive professional time and attention and best efforts in discharging his duties.  Without the prior express written authorization of Employer, Employee is prohibited from directly or indirectly, during the term of this Agreement, rendering services of a business, professional, or commercial nature to any other person, firm or corporation, whether or not the services are rendered for compensation.

4.

Compensation.

a.

Salary.  Until August 20, 2007, Employer shall pay Employee an annual salary of One Hundred Ten Thousand Dollars ($110,000) payable monthly in accordance with its normal payroll practices.  Commencing August 21, 2007 Employer shall pay Employee an annual salary of One Hundred Twenty-five Thousand Dollars ($125,000) payable monthly in accordance with its normal payroll practices.  Employee's compensation will be subject to prospective review by Employer in its sole discretion.

b.

Restricted Stock.

1)

Grant and Issuance.  As consideration for Employee’s employment with Employer, Employer grants and issues to Employee one hundred thousand (100,000) restricted common shares of its stock valued at $0.75 per share (“Granted Shares”).  The shares shall vest immediately subject to the right of forfeiture set forth in Section 4b.4.  In addition, the term “Granted Shares” shall include any shares of stock received by Employee from any stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization, or otherwise, derived from the one hundred thousand (100,000) restricted common shares granted and issued pursuant to Section 4.b.1 of this Agreement.

2)

Rights as Shareholder.  During the term of this Agreement, Employee will have all the rights of a shareholder with respect to Granted Shares, including the right to vote them and to receive all dividends and other distributions paid with respect to them, provided however that the shares shall be subject to the restrictions provided for in Section 4.b of this Agreement.

3)

Not Transferable.  Employee may not sell, exchange, transfer, pledge, hypothecated, or otherwise dispose of (“Transfer”) Granted Shares to anyone other than Employer during the term of this Agreement, and Granted Shares may only be Transferred to Employer if Employee forfeits Granted Shares pursuant to Section 4.b.4 of this Agreement.

4)

Forfeiture.  If Employee’s employment is terminated either by Employee or by Employer prior to February 28, 2007, Employee shall forefeit and endorse over to Employer all of the stock granted pursuant to Section 4.1 of this Agreement.

5)

Legend.  Stock certificates representing Granted Shares shall be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except as otherwise provided in this Agreement in a form substantially as follows:

THESE SECURITIES HAVE NOT BEEN REGISTERED FOR PUBLIC SALE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER STATE SECURITIES LAWS.  THE SALE, PLEDGE OR OTHER DISPOSITION OF THE SHARES IS PROHIBITED UNLESS THE SHARES ARE REGISTERE OR SOLD IN A TRANSACTION EXEMPT FROM SUCH REGISTRATION.

6)

Stock Splits, Dividends, etc.  If, due to a stock split, stock dividend, combination of shares, or any other change or exchange for other securities by reclassification, reorganization, merger, consolidation, recapitalization, or otherwise, Employee, as the owner of the Granted Shares subject to the restrictions hereunder, shall be entitled to new, additional, or different shares of stock or securities, the certificate or certificates for, or otherwise evidence of, such new, additional, or different shares or securities, together with a stock power or other instrument of transfer appropriately endorsed, also shall be endorsed with a legend as provided in Section 4.b.5 of this Agreement.

c.

Incentive Bonus.  Employee may receive bonuses during the term of employment as determined by Employer, in its sole discretion.

d.

Benefits.  Employer shall provide medical insurance coverage for Employee.  The Employee shall may participate in Employer’s other benefits programs applicable to comparable employees and subject to the eligibility requirements of any such plan as it is maintained and amended from time to time by Employer.  Employee is entitled to annual paid vacation periods with pay in accordance with established policy as amended from time to time by Employer.

e.

Stock Options.  The employee is hereby granted non-qualified stock options to purchase 200,000 shares of the Company’s common stock at a price of $0.30 per share.  The options shall vest on August 21, 2007 and shall be exercisable until August 20, 2009. The options shall be governed by the terms of an option agreement to be entered into between the Employer and employee in substantially the same form as attached hereto.

f.

Reimbursement of Expenses.  The parties acknowledge that the compensation provided to Employee under this Agreement takes into account Employee's personal obligation to incur and pay certain expenses for which Employer is under no obligation to reimburse Employee.  Nonetheless, Employer agrees reimburse Employee for any additional reasonable and necessary expenses incurred by Employee in carrying out his duties under this Agreement that are consistent with Employer’s purpose, plans, and budgets, including but not limited to fees for membership in professional organizations.  Employee shall present to Employer an itemized account of such expenses in any form required by Employer.

g.

Employer Business Earnings.  All business revenues and fees produced or transacted through the efforts of Employee are the sole property of Employer.  Employee shall have no right to the business or to share in any revenues or fees resulting from the conduct of the business other than the compensation provided for in this Agreement.

5.

Confidential Information.

a.

Knowledge of Confidential Information.  Employee acknowledges that during the course of employment, he may be placed in a position of trust and confidence, and/or may learn, develop, create and have access to Confidential Information belonging to Employer and Employer’s related businesses (hereinafter collectively referred to as “Employer”), other companies and individuals with which Employer carries on business, and/or its clients.

b.

Definition of Confidential Information.  “Confidential Information” consists of any and all information disclosed, acquired or known to Employee as a result of employment, including any other information gathered or developed and relating to the business of Employer and its clients.  “Confidential Information” includes, without limitation, all documents pertaining to Employer’s business including trade secrets, financial information, proposals, customer lists, client lists, customer identities, client identities, as all other information, written, oral, graphic or computerized about Employer’s business, its clients and/or its suppliers.

c.

Non-Disclosure of Confidential Information.  Employee agrees that he shall hold all Confidential Information in trust and confidence for Employer both during the term of employment and following termination of employment, and except as Employee may be authorized by Employer in writing, Employee shall not publish or disclose to any person or entity, or use in any manner, such Confidential Information.

If Employee, or anyone to whom Employee disclosed Confidential Information in accordance with the terms hereof, becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, investigative demand or similar process) to disclose any of the Confidential Information, Employee will provide Employer with prompt written notice so that Employer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If such protective order or other remedy is not obtained, or Employer waives compliance with the provisions of this Agreement, Employee will furnish only that portion of the Confidential Information which it is legally required to disclose and will exercise Employee’s best efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

6.

Return of Employer’s Property.  Immediately upon the termination of employment, and at any time during employment upon Employer’s request, Employee shall deliver to Employer all written, descriptive, electronic, or tangible matter containing Confidential Information, including all copies thereof, which was made or complied by Employer or Employee or made available to Employee in the course of employment, including, without limitation, client or business contact identities, client or business contact lists, rolodexes containing client identities or business contact information, disks, descriptions or other papers, documents or materials which contain any such Confidential Information.  Furthermore, all computer (hardware and software) and business equipment, cell phones, tapes, disks, notes, memoranda or data made available or furnished to Employee by Employer, whether or not they contain Confidential Information, are and shall remain the sole and exclusive property of the Company and Employee shall return all of it to Employer immediately upon the termination of employment.

7.

Trade Secrets Act/Other Torts.  Employee acknowledges that he is also obliged to abide by the Washington’s Uniform Trade Secrets Act (RCW §19.108.010, et seq.).  Employee has been advised and understands that Employer can seek relief against Employee for any breach of that law or for other torts Employee commits (for example, breach of duty of loyalty, interference with Employer’s business relationships, etc.).

8.

Specific Performance.  The obligations of this Agreement shall survive termination of employment.  Employee agrees that a violation or threatened violation of any of the provisions of paragraphs 5, 6, or 7shall cause Employer immediate and irreparable harm and that, in such event, an injunction restraining Employee from such violation or threatened violation may be entered in addition to any other relief available to Employer.  Employee waives any right he may have to assert in any such proceeding that Employer has an adequate remedy at law.

9.

Reasonableness of Restrictions.  Employee agrees that the duration and scope of the obligations under paragraphs 5, 6, 7, and 8 are reasonable.

10.

Miscellaneous

a.

Survival.  Employee understands that this Agreement shall be effective when signed and that the terms of this Agreement shall remain in full force and effect not only during the continuation of his employment, but also after the termination of employment for any reason by Employer or Employee.

b.

Waiver.  Failure of Employer to exercise or otherwise act with respect to any of its rights under this Agreement shall not be construed as a waiver of such breach, nor prevent Employer from thereafter enforcing strict compliance with any and all terms of this Agreement.

c.

Severability.  If any part of this Agreement shall be adjudicated to be invalid or unenforceable, as to duration, territory or otherwise, then such part shall be deemed deleted from the Agreement or amended, as the case may be, in order to render the remainder of the Agreement valid and enforceable.

d.

Agreement Binding.  This Agreement shall be binding on and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, if any.

e.

Governing Law.  This Agreement is made and entered into in the State of Washington and concerns employment situated in said state.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Washington without giving effect to principles of conflict of law.  Any action arising in connection with this Agreement must be brought in Spokane County Superior Court, Spokane, Washington. By this Agreement, the parties confer jurisdiction over the subject matter of and parties to this Agreement. The party who prevails in any such action will be entitled to an award of the reasonable costs and attorneys' fees incurred in the action.

f.

Titles and Captions.  All section and paragraph titles and captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the construction or interpretation of this Agreement.

g.

Entire Agreement.  This Agreement contains all the understandings and agreements between the parties concerning matters set forth in this Agreement.  The terms of this Agreement supersede any and all prior statements, representations and agreements by or between Employer and Employee, or either of them, concerning the matters set forth in this Agreement.  Employee acknowledges that no person who is an agent or Employee of Employer may orally or by conduct modify, delete, vary, or contradict the terms or conditions of this Agreement or this paragraph.  This Agreement may be modified only by a written agreement signed by both parties.

h.

Assignment.

Employee consents in advance to Employer’s right to assign this Agreement to any successor in interest that expressly assumes Employer’s obligations hereunder in writing.  Employee may not assign his rights and obligations under this Agreement.

i.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

j.

Notices.  Any notice required or desired to be given under this Agreement shall be given in writing and sent by certified mail, return receipt requested, addressed as follows:

a.

To Employee:  Chris Dail, 1111 West 15th Avenue, Spokane, Washington 99203-1011.

b.

To Employer:  Gold Crest Mines, Inc., West 601 Main, Suite 1017, Spokane, Washington, 99201.

Notice shall be effective upon receipt.

k.

Opportunity to Review and Consult with Attorney.  Employee acknowledges that he has had an opportunity to consult with an attorney before signing this Agreement.

       /s/

       Employee Initials

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the Agreement Date set forth above.

EMPLOYEE

GOLD CREST MINES, INC.

/s/

By:

/s/

Chris Dail

       Terrence J. Dunne,

       Chief Financial Officer